As filed with the Securities and Exchange Commission on February 23, 2023

Registration No. 333-261399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	98-1644526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

3rd Floor, 1 Ashley Road

Altrincham, Cheshire, United Kingdom WA14 2DT

+44 (0) 1865 292017

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tom Adams, Esq.

General Counsel

Rockley Photonics Holdings Limited

3rd Floor, 1 Ashley Road

Altrincham, Cheshire, United Kingdom WA14 2DT

+44 (0) 1865 292017

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Masetti, Esq.

Davina K. Kaile, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Tel: (650)233-4500

Fax: (650)233-4545

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1, as amended (No. 333-261399) of Rockley Photonics Holdings Limited (the “Registrant”), which was initially filed with the Securities and Exchange Commission on November 29, 2021 and first declared effective on December 9, 2021 (the “Registration Statement”). This Post-Effective Amendment is being filed to deregister, as of the effectiveness of this Post-Effective Amendment, all unissued and unsold ordinary shares of the Registrant previously registered under the Registration Statement.

As previously disclosed, on January 23, 2023, the Registrant filed a voluntary petition for relief under chapter 11 of title 11 (the “Chapter 11 Case”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all ordinary shares registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized in London, United Kingdom, on February 23, 2023.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Richard A. Meier
	Name:	Richard A. Meier
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard A. Meier Richard A. Meier	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	February 23, 2023

/s/ Chad Becker Chad Becker	Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 23, 2023

/s/ Dr. Andrew Rickman Dr. Andrew Rickman	Director, Executive Chair	February 23, 2023

* William Huyett	Lead Independent Director	February 23, 2023

* Karim Karti	Director	February 23, 2023

* Michele Klein	Director	February 23, 2023

* Pamela Puryear	Director	February 23, 2023

* Brian Blaser	Director	February 23, 2023

Dr. Nicolaus Henke	Director

Dr. Richard Kuntz	Director

* By:	/s/ Dr. Andrew Rickman
Dr. Andrew Rickman
Attorney-In-Fact